Form 8-K/A
October 16, 1998                                                      Exhibit 12


                                    AT&T Corp.
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in Millions)
                                   (Unaudited)

                                   Six
                                Months
                                 Ended
                               June 30,    For the years ended December 31,
                                  1998   1997    1996    1995   1994    1993

Income from continuing
  operations before
  income taxes                 $ 1,637 $6,972  $8,694  $4,924 $6,989  $6,187

Less interest capitalized
  during the period                110    254     193     107     39      61

Add equity investment losses,
  net of distributions of
  less than 50% owned
  affiliates                       124    144     155     205     91     59

Add fixed charges                  454    846     855     730    777  1,014

Total Earnings from
  Continuing operations
  before income taxes
  and fixed charges             $2,105 $7,708  $9,511 $ 5,752 $7,818 $7,199



Fixed Charges:

Total interest expense
  including capitalized
  interest                      $  318 $  562  $  610 $  508 $  540 $  763

Interest portion of
  rental expense                   136    284     245    222    237    251


  Total fixed charges           $  454 $  846  $  855  $ 730  $ 777 $1,014

Ratio of earnings
  to fixed charges                 4.6    9.1    11.1    7.9   10.1    7.1